                                                                   EXHIBIT 23(B)

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of HBO & Company for the registration of 893,748 shares of its common stock and to the incorporation by reference therein of our reports dated January 26, 1995 (except for Note 12, as to which the date is June 17, 1995) and March 31, 1995 (except for Note 11, as to which the date is June 17, 1995), with respect to the financial statements of the Health Services Business of First Data Health Systems Corporation included in the Current Report on Form 8-K of HBO & Company dated July 31, 1995, filed with the Securities and Exchange Commission.

                                          /s/ ERNST & YOUNG LLP
                                          ERNST & YOUNG LLP

Denver, Colorado
October 29, 1996